Exhibit 99.1

Landec Corporation Names Dean Hollis as New Member of Board of Directors

MENLO PARK, Calif.--(BUSINESS WIRE)--August 4, 2009--Landec Corporation (Nasdaq:LNDC), a developer and marketer of patented polymer products for food, agriculture and licensed partner applications, today announced that Dean Hollis, former President and Chief Operating Officer of ConAgra Foods, has been named a director of Landec Corporation. In addition, Mr. Stephen E. Halprin, an outside Director since 1988, was named Lead Independent Director. Dean Hollis was elected to Landec's Board on July 30, 2009, replacing Mr. Kenneth E. Jones who retired. The total number of Board members remains at nine, eight of whom are outside Board members.

Mr. Hollis has over 30 years of industry experience in the food retail and food service sectors. During his 21 years at ConAgra Mr. Hollis held many executive level positions including President and COO, Executive Vice President of Retail Products, President of Frozen Foods, President of Grocery Foods, President of Specialty Foods and President of Gilardi Foods. Mr. Hollis is currently a senior advisor for Oaktree Capital, founded in 1995 and focused on identifying investment candidates for achieving attractive returns without commensurate risk, by adding “knowledge advantage” in specialized niche markets. Mr. Hollis also serves on the board of Pierre Foods, an Oaktree Capital portfolio company. Pierre Foods produces food items for school, foodservice and convenience store markets. Additionally, Mr. Hollis is on the Executive Advisory Board of ICG Commerce, a procurement services provider committed to reducing procurement costs. He is a graduate of Stetson University where he currently serves on the Board.

“We value Dean’s breadth of experience in the food industry and his management and leadership skills. We look forward to his contribution in building and expanding our business for our patented polymer products for food, agriculture and licensed partner applications,” said Gary T. Steele, Chairman and Chief Executive Officer of Landec.

“I look forward to working closely with the Landec Board of Directors and management team in supporting and further advancing opportunities for new applications and markets generated by Landec's proprietary Intelimer® polymer technology and by its leadership position in the pre-cut vegetable industry,” said Mr. Hollis.

The Company also named from its Board of Directors, Mr. Stephen E. Halprin, as Lead Independent Director. Mr. Halprin has served on Landec's Board since April 1988 and as a member of the Audit Committee since the Company went public in 1996. From 1968 until his retirement in 2005, Mr. Halprin was a General Partner of OSCCO Ventures, a venture capital company. Mr. Halprin received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 805-967-0161